UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

CONCURRENT COMPUTER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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4375 River Green Parkway, Suite 100

Duluth, Georgia 30096

Supplement to Proxy Statement for the

2016 Annual Meeting of Stockholders

To be held WEDNESDAY, October 26, 2016

This proxy statement supplement, dated October 13, 2016 (this “Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of the Board of Directors of Concurrent Computer Corporation filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2016 and relating to the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hilton Atlanta Northeast Hotel, 5993 Peachtree Industrial Boulevard, Peachtree Corners, Georgia 30092, at 8:30 a.m., ET, on Wednesday, October 26, 2016.

Clarification of the Provisions Terminating Our Tax Asset Preservation Plan

On March 1, 2016, we entered into a Tax Asset Preservation Plan (the “NOL Plan”) in an effort to deter acquisitions of our common stock that would potentially limit our ability to use our net loss carryforwards and certain other tax attributes that might reduce our potential future federal income tax obligations. As we stated at the time the NOL Plan was adopted, our intention has always been for the NOL Plan to automatically terminate no later than five business days following the reporting of voting results for the Annual Meeting, including any adjournment or postponement. To cure any ambiguity in the terms of the NOL Plan, on October 13, 2016, we amended the terms of the NOL Plan to ensure that the NOL Plan will expire no later than the fifth business day after we file with the SEC a Current Report on Form 8-K reporting the results of the Annual Meeting (including any postponement or adjournment thereof).

We adopted the NOL Plan solely to preserve our deferred tax assets until the Annual Meeting. In lieu of the NOL Plan, our board of directors has recommended our stockholders approve at the Annual Meeting a proposed amendment to our Restated Certificate of Incorporation that would establish ownership limitations designed to preserve the value of our deferred tax assets in a manner similar to the NOL Plan (the “Charter Amendment”). This amendment is Item 4 to be addressed at the Annual Meeting and is described under “Amendment to the Restated Certificate of Incorporation to Protect the Company’s Tax Benefits” beginning on page 31 of the Proxy Statement. Even if the Charter Amendment is adopted, the ownership limitations contained in the Charter Amendment will expire no later than the date of our annual meeting of stockholders to be held during calendar year 2017. As a result, a subsequent vote of our stockholders will be required in order to extend the ownership limitations contained in the Charter Amendment beyond the date of our 2017 annual meeting of stockholders.

Our board of directors continues to believe the Charter Amendment is in our best interests and the best interests of our stockholders. Our board of directors recommends you vote FOR the approval of the proposal to amend our Restated Certificate of Incorporation to adopt the Charter Amendment as described in the Proxy Statement.

Additional Information

Stockholders who have already submitted proxies for the Annual Meeting may revoke them by sending written notice to our Corporate Secretary so that it is received prior to October 25, 2016, or if they wish to change their vote they may do so by (i) voting again over the Internet or via telephone, if available, prior to 11:59 p.m., ET, on October 25, 2016, (ii) signing another proxy with a later date and sending it so that it is received by our Corporate Secretary prior to October 25, 2016, or (iii) attending and voting at the Annual Meeting in person. Proxies which have already been submitted, and which are not subsequently revoked or changed as described above, will be voted at the Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement.

Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available for viewing at the website maintained for the Annual Meeting at www.proxyvote.com (as well as on the Investors section of our website located at www.ccur.com/about/investors). We will furnish a copy of this Supplement to any stockholder by mail upon request. All requests should be made in writing and directed to our Corporate Secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.